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PRESS RELEASE - FOR RELEASE:

January 8, 2001

CONTACT:

Sun Bancorp, Inc.
Sandra J. Miller
Vice President & Director of Marketing
570-372-2123

               SUN BANCORP TO PURCHASE MELLON OFFICE IN LEWISBURG

               SUNBANK TO SERVE LEWISBURG AREA WITH TWO LOCATIONS


Selinsgrove, PA - Sun Bancorp, Inc. (NASDAQ: SUBI) announced today that it has reached an agreement to purchase the Lewisburg, Pennsylvania branch of Mellon Bank, located at 311 Market Street, for an undisclosed amount. This acquisition includes approximately $34 million in deposits, and is expected to be accretive in 2001.

"We are extremely pleased to add this branch to our existing network of 17 branches in central Pennsylvania," said Robert J. McCormack, President and Chief Operating Officer of Sun Bancorp. "We have worked diligently to enter the Lewisburg market, witnessed by today's opening of an office in the Ames Plaza on Route 15. The purchase of the Mellon office in the downtown area gives us another excellent location in Lewisburg."

McCormack continued, "The management of SunBank wants to send a strong, positive message to the residents and businesses of Lewisburg - we are here to serve your financial needs, we are local, and we will work hard to earn your business. By entering the Union County market with two offices, we hope residents will recognize our commitment." Union County is one of the fastest growing counties in Pennsylvania and has one of the lowest unemployment rates in the state.

Completion of the sale is subject to various regulatory approvals and is expected to close during the first quarter of 2001.

Customers of the office will be receiving more information from SunBank and Mellon Bank. "We will be communicating with customers throughout the conversion to SunBank, and we will strive to make the transition seamless to customers," McCormack further commented. In addition, all branch employees will be retained, and there will be no loss of employment as a result of this change.

The bank will operate under the SunBank name, which was publicly introduced in December when Sun Bancorp announced the unification of its four bank trade names (Snyder County Trust Company, Watsontown Bank, Central Pennsylvania Bank, and Bucktail Bank and Trust Company) under the SunBank corporate identity.

Sun Bancorp has $740 million in assets, and operates 17 offices and 34 ATMs in Snyder, Union, Northumberland, Lycoming, Elk, and Cameron counties. Sun Bancorp also operates the Sun Bank Financial Services, Mortgage, Leasing, and Dealer Center subsidiaries, and recently formed a joint venture as 75% owner in a limited liability company, Sun Abstract and Settlement Services. For more information, visit us on the Internet at WWW.SUNBANCORP.COM.


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THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE
ANTICIPATED EFFECTS OF THE MERGER. SHAREHOLDERS AND INVESTORS SHOULD NOTE THAT MANY FACTORS COULD AFFECT THE FUTURE INVESTMENT PERFORMANCE AND FINANCIAL RESULTS OF SUN BANCORP, INC. AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE.